BLACKROCK High Yield Trust

FILE #811-08991

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/21/2007	Biomet Inc.	940,698,000	75,000	Banc of America Securities LLC; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Wachovia Capital Markets, LLC; Bear, Stearns & Co. Inc.
9/21/2007	Biomet Inc.	688,758,000	75,000	Banc of America Securities LLC; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Wachovia Capital Markets, LLC; Bear, Stearns & Co. Inc.
9/21/2007	Biomet Inc.	718,758,000	75,000	Banc of America Securities LLC; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Wachovia Capital Markets, LLC; Bear, Stearns & Co. Inc.
10/16/2007	First Data Corporation	2,200,000,000	430,000

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

11/14/2007	Windstream Regatta Holdings	210,500,000	200,000	JPMorgan, Lehman Brothers, Merrill Lynch & Co., Goldman, Sachs & Co., Barclays Capital, BNP Paribas
1/17/2008	Atlas Energy Operating Company LLC	250,000,000	90,000	J.P. Morgan Securities Inc., Wachovia Securities, Banc of America Securities LLC, BNP Paribas, RBC Capital Markets, Merrill Lynch & Co., Friedman Billings Ramsey